Exhibit 10.1
EXECUTION COPY
COMMON SHARE DELIVERY AGREEMENT
     This Common Share Delivery Agreement (the “Agreement”) is being made as of the 27th day of June, 2006 by and between EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”).
Recitals
     WHEREAS, the Company is the general partner of the Operating Partnership; and
     WHEREAS, the Operating Partnership and the Company have entered into a Purchase Agreement, dated June 22, 2006, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (the “Initial Purchasers”) providing for the sale to the Initial Purchasers by the Operating Partnership of $1,300,000,000 aggregate principal amount of its 4.00% Exchangeable Senior Notes due 2026 (the “Notes”) under the Indenture, dated as of August 29, 2000 (as supplemented by the First Supplemental Indenture thereto, dated as of June 18, 2001, and the Second Supplemental Indenture thereto, dated as of June 27, 2006, the “Indenture”), among the Operating Partnership, as Issuer, the Company, as Guarantor, and U.S. Bank National Association (formerly, U.S. Bank Trust National Association), as Trustee, and granting the Initial Purchasers an option to purchase up to an additional $200,000,000 in aggregate principal amount of the Notes to cover any over-allotments, which Notes shall be exchangeable into cash and, if applicable, common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”) under certain circumstances; and
     WHEREAS, the Company will be a co-obligor in respect of the Notes and will fully and unconditionally guarantee the payment of the principal thereof and interest thereon (the “Guarantee”).
     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants contained herein, the parties agree as follows:
Agreement
     1. The Operating Partnership hereby acknowledges that it is a co-obligor of the Notes and is, therefore, responsible for the obligations contained in the Notes, other than those related to the Guarantee.
     2. If the Operating Partnership determines, in its sole discretion, to deliver Net Shares (as such term is defined in the Notes) upon an exchange of the Notes by a holder in accordance with the terms of the Notes and the Indenture, the Company agrees to issue to the Operating Partnership for delivery to such holder the number of Common Shares determined by the Operating Partnership to be delivered to such holder in respect of such Net Shares, and the Operating Partnership hereby directs the Company to deliver such Net Shares to such holder on behalf of the Operating Partnership in accordance with the terms of the Notes and the Indenture.

     3. The Operating Partnership agrees to issue to the Company on a concurrent basis a number of “Class A Units” (as defined in the Third Amended and Restated Agreement of Limited Partnership of EOP Operating Limited Partnership, dated July 2, 2001, as amended) equal in number to the number of Common Shares issued by the Company pursuant to this Agreement.
     4. The Company agrees that it will not consolidate with or merge into another business entity or transfer or lease all or substantially all of its assets, unless:
•	either (1) the Company is the continuing entity in the case of a merger or (2) the resulting, surviving or acquiring entity, if other than the Company, is a U.S. entity and expressly assumes the Company’s obligations under this Agreement and the Indenture;

•	immediately after giving effect to the transaction, no Event of Default under, and as defined in, the Indenture and no circumstances which, after notice or lapse of time or both, would become an Event of Default under the Indenture, shall have happened and be continuing; and

•	the Company has delivered to the Trustee an officers’ certificate and a legal opinion confirming that the Company has complied with the Indenture.
     5. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict laws, rules or principles.
          (b) No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties.
          (c) In the event that any claim of inconsistency between this Agreement and the terms of the Indenture arise, as they may from time to time be amended, the terms of the Indenture shall control.
          (d) If any provision of this Agreement shall be held illegal, invalid or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between the parties hereto to the full extent permitted by applicable law.

          (e) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
          (f) This Agreement may not be assigned by either party without the prior written consent of both parties.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

EOP OPERATING LIMITED PARTNERSHIP

By:	Equity Office Properties Trust,
its General Partner

By:	/s/ Stanley M. Stevens

Name: Stanley M. Stevens
Title: Executive Vice President, Chief Legal
Counsel and Secretary

EQUITY OFFICE PROPERTIES TRUST

By:	/s/ Stanley M. Stevens

Name: Stanley M. Stevens
Title: Executive Vice President, Chief Legal
Counsel and Secretary